Exhibit 10.1

LETTER OF INTENT between FREMONT EXPLORATION, INC. and NAVA RESOURCES, INC. regarding the formation of a Strategic Alliance in Runnels County, Texas. April 9, 2009

WHEREAS Fremont Exploration, Inc. (“Fremont”), an established oil and gas exploration and production company based in Oklahoma City, Oklahoma currently operates high volume lift (“HVL”) oil wells in Runnels County, Texas and has demonstrated that HVL is a viable and profitable production technique for producing oil from strong water drive reservoirs such as those present in Runnels County, Texas and

WHEREAS Fremont has identified at least ten additional opportunities for the application of HVL to oil wells currently or previously pumped with conventional equipment, and believes its search for additional opportunities will yield additional opportunities, and

WHEREAS Fremont is seeking an investor or investors to participate with it in an aggressive exploitation program of the initial ten and other yet to be identified opportunities, and

WHEREAS Nava Resources, Inc. (“Nava”), a publicly listed and traded resource exploration and development company, wishes to participate in this Runnels County, Texas exploitation project with Fremont,

THEREFORE, Fremont and Nava (collectively the Parties or individually a Party) enter into this Letter of Intent (“LOI”) which sets forth the intent of the Parties to enter into a Strategic Alliance covering oil and gas operations in Runnels County, Texas.  The Strategic Alliance will be governed by a definitive Participation Agreement (the “PA” or the “Agreement”) to be executed by the Parties on or before May 15, 2009, subject to Nava’s successful completion of its financing for the Runnels County Project.  The Closing Date may be adjusted by mutual agreement of the Parties.  The definitive Agreement will include but not necessarily be limited to the terms and conditions summarized below:

1.

An Area of Mutual Interest (“AMI”) shall be established.  The AMI shall encompass all a well defined portion of Runnels County, Texas.

2.

The AMI shall be effective from the date of execution of the definitive Agreement until expiration of the Term set forth in the Agreement.

3.

During the Term specified in the Agreement, Fremont shall search for, identify and evaluate HVL application opportunities within the AMI and shall pursue ownership rights to those projects it deems meritorious.

4.

During the Term specified in the Agreement, Fremont shall submit to Nava all HVL projects in which Fremont is able to acquire an ownership position.  Nava shall have the right but not the obligation to participate in each such HVL Project.

5.

Each HVL Project will be assigned to one of the following categories:

(a)

Re-Development Projects.

(b)

New Development Projects.

Re-Development Projects shall include all projects designed to apply HVL to known reefs upon which one or more wells have produced or are producing oil at commercial rates using conventional production practices (i.e. non-HVL pumping systems).  Re-Development Projects would include but not necessarily be limited to conversions, re-activations, re-entries and re-drills.

New Development Projects shall include all new wells drilled to test or develop new reefs (reefs upon which no wells have produced or are producing oil at commercial rates using conventional production practices.

6.

In Re-Development Projects, Nava shall have the right to participate with 40% working interest subject to a 1.50 cost multiplier (equivalent to industry formula of ½ of the cost for 1/3 of the interest).

7.

In New Development Projects, Nava shall have the right to participate with 45% working interest subject to a 1.3333 cost multiplier (equivalent to industry formula of 1/3 of the cost for 1/4 of the interest).

8.

The cost multipliers defined above shall apply to all costs of acquiring and exploiting the specific HVL Project from inception through completion and hook-up to production facilities or “to the tanks” as that expression is used in standard industry transactions.

9.

Upon commencement of production from an HVL Project, the cost multiplier shall cease to apply.  Nava shall be responsible only for its working interest share of operating expenses.

10.

After production commences but prior to payout of each project (payout to be defined in the Participation Agreement) the Parties shall share revenue disproportionately.  Nava shall receive 100% of the revenue attributable to its 40% working interest, and 40% of the revenue attributable to the 20% working interest it carried for Fremont.  Fremont shall receive 60% of the revenue attributable to the 20% working interest carried for it by Nava.  All revenue distributions to working interest owners shall be net of deductions for royalty interests and over-riding royalty interests, if any.

11.

After payout Nava shall receive 100% of the revenue attributable to its 40% working interest, and Fremont shall receive 100% of the revenue attributable to the 20% working interest that was carried to the tanks for Fremont by Nava.  Both distributions shall be made net of deductions for royalty burdens and ORRI burdens, if any.

12.

It is anticipated that Fremont will take and pay for additional working interest in each project.  Nava will have no claim to any share of revenue from these additional working interests, before or after payout.

13.

In addition to the definitive Agreement, the Parties shall enter into a mutually agreeable Joint Operating Agreement (“JOA”) to govern operations of the properties during and after conversion to or completion as HVL wells.  The JOA shall among other things establish Administrative Overhead (“AOH”) rates of $5000.00/month for drilling, completion and workover operations and $500/month for each producing well and shall designate Fremont as Operator.

14.

After Nava has participated in eight (8) HVL Projects under the terms and conditions described above, it shall have the right but not the obligation to participate in all future HVL Projects developed during the Term of the Agreement on a ground floor basis, as that term is used in standard industry trades.  For each such project the cost multiplier shall be 1.0.

15.

The Participation Agreement shall include other such terms and conditions as mutually agreed upon between the Parties.

Fremont Exploration, Inc. and Nava Resources, Inc. hereby adopt this Letter of Intent and commit to enter into good faith negotiations of the definitive Participation Agreement and the Joint Operating Agreement called for herein.

NAVA RESOURCES, INC.

FREMONT EXPLORATION, INC.

/s/ Jag Sandhu, President and CEO

/s/ Jeffrey B. Robinson, President

Date: April 15, 2009

Date: April 15, 2009